News Release

For Immediate Release:	For More Information,
January 27, 2026	Contact: Katie Doyle
336-286-8741

First Bancorp Announces Retirement of Director

Southern Pines, NC - On January 27, 2026, First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, announced the retirement of Mary Clara Capel from the First Bancorp and First Bank Board of Directors effective immediately.
Ms. Capel has served as a director of the Company since 2005 and is a former Chair of the Board of Directors. The Capel family's service to First Bancorp spans nearly 70 years, beginning with her father, Jesse Capel, who joined the board in 1959.
Ms. Capel served as Director of Administration and Marketing at Capel, Incorporated, a rug manufacturer, importer, and exporter located in Troy, NC, from 1981 until her retirement in September 2017. She brings extensive business executive decision-making and oversight skills from her 37 years with the third-generation family business, which grew from its rug manufacturing operation in Troy, North Carolina to importing and exporting rugs worldwide.
Ms. Capel is a past member of the North Carolina Banking Commission and has attended the North Carolina Bank Directors' College. Her leadership and expertise have been invaluable to First Bancorp throughout her tenure.
First Bancorp is deeply grateful for the Capel family's nearly seven decades of dedicated service and leadership, which has been instrumental in the Company's growth and success.

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.